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                                                                    EXHIBIT 99.1

[P.L.R. LOGO]      MICHAEL PORTER, PRESIDENT - INVESTOR RELATIONS
                   JEFF MYHRE, VP - EDITORIAL

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SEVEN PENN     -     PLAZA NEW YORK,    -     NY 10001      -     212-564-4700       -     FAX 212-244-3075   -    WWW.PLRINVEST.COM
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PDG ENVIRONMENTAL, INC.

JOHN C. REGAN, CHAIRMAN & CEO
412-243-3200

                                                           FOR IMMEDIATE RELEASE

            PDG ENVIRONMENTAL ANNOUNCES $7 MILLION PRIVATE PLACEMENT

      FUNDS TO PROVIDE CAPITAL FOR COMPANY'S ACQUISITION & GROWTH STRATEGY

PITTSBURGH, PA, July 5, 2005 - PDG Environmental, Inc. (OTC BB: PDGE), an environmental and specialty contractor, announced that it has entered into definitive agreements with institutional investors relating to a private placement of $7.0 million of its common and convertible preferred stock. Rodman & Renshaw, LLC served as the placement agent for the transaction.

Under the agreement, PDG Environmental agreed to issue approximately 1.67 million shares of its common stock at a purchase price of $0.90 per share for a total of $1.5 million and $5.5 million of its convertible preferred stock, which has a term of 4 years, an 8% dividend and is convertible into the Corporation's common stock at $1.00 per share. PDG Environmental also agreed to issue to the Investors warrants to purchase an additional 3.6 million shares of common stock. The warrants have a term of 5 years, and 1/2 of the warrants are exercisable at $1.11 per share and 1/2 are exercisable at $1.33 per share. The convertible preferred Investors also have the ability to purchase an additional $1.375 million of the preferred within 90 days of the registration statement being effective. The transactions are subject to the terms and conditions of the definitive agreements.

John Regan, Chairman and CEO, stated, "With this new capital, PDG Environmental will be in a position to accelerate our growth and on-going diversification into the mold/restoration industry. In January, PDG Environmental announced a letter of intent for the acquisition of a southwest-based restoration contractor pending financing. With the new capital, we will hopefully be in a position to conclude the acquisition in the near future."

The securities were offered to accredited investors in reliance on an exemption for the registration requirements of the Securities Act of 1933, as amended. The securities have not been registered under the Securities Act or any state securities laws, and the securities may not be offered or sold absent registration or an applicable exemption for the registration requirements of the Securities Act and applicable state securities laws. In connection with the financing, PDG Environmental has agreed to file a registration statement under the Securities Act covering the resale of the shares purchased and shares issuable upon exercise of the warrants and conversion of the preferred shares. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares or warrants.

For additional information, please refer to PDG Environmental's current report on Form 8-K to be filed with the Securities and Exchange Commission with respect to this transaction.

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PDG Environmental, Inc., is an environmental and specialty contractor providing asbestos and lead abatement, insulation, microbial remediation and demolition and related services dedicated to assisting its commercial, industrial and governmental clients in complying with environmental laws and regulations. Regional marketing and project operations are conducted through branch offices located in New York City, NY; Paramus, NJ; Hazelton and Export, PA; Fort Lauderdale and Tampa, FL; Houston and Pasadena, TX; Phoenix, AZ; Rock Hill, SC; Portland, OR; Seattle, WA; and Los Angeles, CA. For additional information on the company, please visit http://www.pdge.com. And for more information on mold and its effect on indoor air quality, please visit http://www.epa.gov/iaq/molds/index.html.

Safe Harbor Statement under Private Securities Act of 1995: The statements contained in this release, which are not historical facts, may be deemed to contain forward-looking statements, including, but not limited to, deployment of new services, growth of customer base, and growth of service area, among other items. Actual results may differ materially from those anticipated in any forward-looking statement with regard to magnitude, timing or other factors. Deviation may result from risk and uncertainties, including, without limitation, the Company's dependence on third parties, market conditions for the sale of services, availability of capital, operational risks on contracts, and other risks and uncertainties. The Company disclaims any obligation to update information contained in any forward-looking statement.

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